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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                              --------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (date of earliest event reported):
                                  MAY 15, 2000


                            VALERO ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

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
          Delaware                               1-13175                                74 -1828067
     ------------------                      ------------------                --------------------------------
  (State of incorporation)                     Commission File                        (I.R.S. Employer
        jurisdiction                               Number                            Identification No.)
      of incorporation

     One Valero Place, San Antonio, Texas                                             78212
     ---------------------------------------                      ---------------------------------------------
     (Address of principal executive offices)                                       (Zip Code)
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                                 (210) 370-2000
               --------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not applicable
              ----------------------------------------------------
             (Former name or address, if changed since last report)


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ITEM 2.  ACQUISITION OF ASSETS


ACQUISITION OF EXXONMOBIL'S BENICIA, CALIFORNIA REFINERY AND CERTAIN ASSETS OF CALIFORNIA RETAIL BUSINESS

THE ACQUISITION

         On March 2, 2000, Valero and Exxon Mobil Corporation executed a sale and purchase agreement pursuant to which Valero agreed to acquire ExxonMobil's Benicia, California refinery and Exxon-branded California retail assets, which consist of approximately 80 service station facilities (the "Service Station Assets") and branded supplier relationships with approximately 260 Exxon-branded service stations (the "Distribution Assets"), for a purchase price of $895 million plus an amount for refinery inventories acquired in the transaction based on market-related prices at the time of closing. ExxonMobil agreed to sell these assets as a result of consent decrees issued by the Federal Trade Commission and the State of California providing that certain assets be divested by ExxonMobil to satisfy anticompetitive issues in connection with the recent merger of Exxon Corporation and Mobil Corporation. The consummation of the Benicia acquisition has been approved by the Federal Trade Commission and the Office of the Attorney General of the State of California. The acquisition of the Benicia refinery and the Distribution Assets closed on May 15, 2000, at which time the value of inventories was estimated to be approximately $123 million, and the acquisition of the Service Station Assets is expected to close on or about June 15, 2000. The assets acquired from ExxonMobil will continue to be used for the same purposes they were used prior to the acquisition.

         The purchase agreement contains representations and warranties of each of Valero and ExxonMobil, which survive the closing for one year, as well as customary covenants. In addition, Valero will assume the environmental liabilities of ExxonMobil with certain exceptions. ExxonMobil retained liability for (i) pending penalties assessed for violations relating to the Benicia refinery, (ii) pending lawsuits, (iii) all costs associated with compliance with a variance issued in connection with control of nitrogen oxides, (iv) claims in connection with offsite transportation and disposal of wastes prior to closing asserted within three years of closing or asserted with respect to abandoned disposal sites, (v) the capital costs incurred within five years of closing for specified corrective action of groundwater and soil contamination, (vi) all covered contamination at the Service Station Assets caused by ExxonMobil or its lessees that is reflected in baseline reports prepared prior to closing, and
(vii) the repair or replacement of any underground storage tanks at the Service Station Assets found to be leaking prior to closing. ExxonMobil has agreed to indemnify Valero for all losses related to these retained liabilities, provided that ExxonMobil will indemnify Valero for losses related to covered contamination at the Service Station Assets for a period of five years from the date of closing. In addition, ExxonMobil will indemnify Valero for breaches of its representations and warranties to the extent that the aggregate amount of Valero's losses resulting from such breaches exceeds $1 million and ExxonMobil receives notice of such losses within one year after the closing date.

         The Benicia refinery is located on the Carquinez Straits of the San Francisco Bay. It is considered a highly complex refinery and has a total throughput capacity of approximately 160,000 barrels per day or "BPD." The Benicia refinery produces a high percentage of light products, with limited production of other products. It can produce approximately 110,000 BPD of gasoline, 14,000 BPD of jet fuel, 11,000 BPD of diesel and 8,000 BPD of natural gas liquids. Approximately 95% of the gasoline produced by the Benicia refinery meets the California Air Resources Board ("CARB") II specifications for gasoline sold in California. The refinery has significant liquid storage capacity, including storage for crude oil and other feedstocks. Also included with the refinery assets are a deepwater dock located offsite on the Carquinez Straits that is capable of berthing large crude carriers, petroleum coke storage silos located on an adjacent dock, a 20-inch crude


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pipeline connecting the refinery to a southern California crude delivery system, and an adjacent truck terminal for regional truck rack sales. Under the consent decrees, ExxonMobil was required to offer the buyer of the divested assets a crude oil supply contract. As a consequence, in connection with the closing of the acquisition of the Benicia refinery and the Distribution Assets, Valero entered into a ten-year term contract providing for ExxonMobil to supply and for Valero to purchase 100,000 BPD of Alaska North Slope ("ANS") crude oil at market-related prices, to be reduced to 65,000 BPD on January 1, 2001. Prior to January 1, 2001, Valero will have an option to reduce the volume of ANS crude to 65,000 BPD with 90 days' prior notice. After January 1, 2001, Valero will have an option to reduce the required volumes by an additional 20,000 BPD once per year.

         The Service Station Assets include 10 company-operated service stations and 70 lessee-dealer service stations in the San Francisco Bay area. Under the consent decrees related to the merger between Exxon Corporation and Mobil Corporation, the Federal Trade Commission and the State of California ordered that ExxonMobil withdraw the "Exxon" brand name from the San Francisco area. As a result, ExxonMobil has notified the dealers in this market area that their franchise right to market "Exxon" branded products is being terminated effective June 15, 2000. Valero plans to introduce its own brand of retail petroleum products in the San Francisco Bay area and has offered to the dealers at these locations a franchise right to market products under the new Valero brand. Due to the timing requirements of ExxonMobil's franchise termination notice to various dealers as described above, ExxonMobil cannot close the acquisition of the Service Station Assets until (i) all of the dealers agree to terminate their franchise agreements or (ii) June 15, 2000, whichever comes first. Subsequent to the anticipated June 15, 2000 closing date, Valero plans to offer those dealers who accept Valero's franchise offering an option to purchase the stations that they are currently leasing. As part of the purchase option, the dealers must enter into a fuels purchase agreement with Valero for a term of 15 years. The dealers will have 90 days to exercise or reject their purchase option.

         The Distribution Assets include up to 260 independently-owned and operated distributor facilities which are located outside of the San Francisco Bay area. The distributor locations will retain the right to use the Exxon brand, continue to accept the Exxon proprietary credit card and receive Exxon brand support, while Valero will receive the exclusive rights to offer the Exxon brand throughout the state of California (except for the San Francisco Bay area) for a ten-year period. In connection with the Benicia acquisition, ExxonMobil assigned to Valero all of the existing Exxon California distributor contracts under which the distributors will purchase Exxon branded products from Valero after the acquisition.

THE FINANCING

         Valero established with a group of banks a $600 million bridge loan facility (the "Bridge Facility"), arranged by J.P. Morgan Securities Inc., to provide interim financing in connection with the Benicia acquisition. The Bridge Facility has a term of one year, and Valero has an option to extend for an additional two years. The Bridge Facility has covenants similar to those contained in Valero's $835 million bank credit and letter of credit facility (the "Credit Facility"). Any amounts borrowed under the Bridge Facility bear interest at LIBOR plus an applicable margin. The Credit Facility bears interest at either LIBOR plus a margin, a base rate or a money market rate. The interest rate and fees under the Credit Facility are subject to adjustment based upon the credit ratings assigned to Valero's long-term debt. The Credit Facility includes certain restrictive covenants including a fixed-charge coverage ratio, a debt-to-capitalization ratio, and a minimum net worth test. Valero has amended its existing bank credit facilities to provide for, among other things, the higher debt-to-capitalization limits necessary to complete the Benicia acquisition.

         The acquisition of the Benicia refinery and the Distribution Assets was funded through interim financing consisting of (i) borrowings of $600 million under the Bridge Facility, (ii) borrowings of $298.5


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million under Valero's existing bank credit facilities and (iii) an approximate
$30 million interim structured lease arranged by The Fuji Bank, Ltd. to accommodate the acquisition of the Benicia refinery's docking facility. It is expected that this interim financing will be repaid and the acquisition of the Service Station Assets will be funded through a mix of debt, equity and structured lease financing.

         Although Valero anticipates that the acquisition of the Service Station Assets will be completed as described above, there can be no assurance that the transaction will close on the above-noted date, that it will be funded as described, or that all of the conditions required to close the transaction will be met. The acquisition of the Benicia refinery and Distribution Assets will be accounted for under the purchase method. The results of operations of the acquired refining and retail assets will be included in the consolidated financial statements of Valero beginning on the respective effective dates of the transaction.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial Statements of business acquired.
(b)      Pro forma financial information.

         The financial statements and pro forma financial information required by Items 7(a) and (b) are not included in this report and will be filed by amendment not later than 60 days after this report.

(c)      Exhibits.

         2.1 First Amendment to the Sale And Purchase Agreement for Exxon California Refining and Marketing Assets between Exxon Mobil Corporation and Valero Refining Company-California, dated May 14, 2000, between Exxon Mobil Corporation and Valero Refining Company-California.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                             VALERO ENERGY CORPORATION


                                             By: /s/ John D. Gibbons
                                                --------------------------------
                                                     John D. Gibbons
                                                     Vice President and
                                                     Chief Financial Officer


Dated: May 30, 2000


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                                  EXHIBIT INDEX

                            Valero Energy Corporation

                           Current Report on Form 8-K

                                    EXHIBITS


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
EXHIBIT NO.                DESCRIPTION
2.1                        First Amendment to the Sale And Purchase Agreement for Exxon California Refining and
                           Marketing Assets between Exxon Mobil Corporation and Valero Refining
                           Company-California, dated May 14, 2000, between Exxon Mobil Corporation and Valero
                           Refining Company-California.
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